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                                                                    EXHIBIT 12.1

                                PACCAR Financial Corp.

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        PURSUANT TO SEC REPORTING REQUIREMENTS
                                (Thousands of Dollars)


                                                           Six Months Ended
                                                               June 30
                                                       1996              1995
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FIXED CHARGES
  Interest expense                                  $49,234           $42,064
  Portion of rentals deemed interest                    122               120
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TOTAL FIXED CHARGES                                 $49,356           $42,184
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EARNINGS
  Income before taxes                               $26,123           $21,775
  Fixed charges                                      49,356            42,184
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EARNINGS AS DEFINED                                 $75,479           $63,959
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RATIO OF EARNINGS TO FIXED CHARGES                    1.53X             1.52X
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The method of computing the ratio of earnings to fixed charges shown above complies with SEC reporting requirements but differs from the method called for in the Support Agreement between the Company and PACCAR Inc. See Exhibit 12.2.


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